EXHIBIT 23.2 — CONSENT OF PRICEWATERHOUSECOOPERS LLP
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the use in this Registration Statement on Form S-8 of our report dated March 13, 2007 to the shareholders of Denison Mines Corp. relating to the consolidated balance sheets as at December 31, 2006 and September 30, 2005 and the consolidated statements of operations and deficit and cash flows, for the fifteen-month period ended December 31, 2006 and the years ended September 30, 2005 and 2004, prepared in accordance with Canadian generally accepted accounting principles which is incorporated by reference in such Registration Statement.
/s/  PricewaterhouseCoopers LLP
Chartered Accountants, Licensed Public Accountants
Toronto, Ontario
Canada
January 23, 2008